FOR IMMEDIATE RELEASE

Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/David Reno/Debbie Miller
(212) 953-5555                              (212) 687-8080


    PHELPS DODGE REGISTRATION STATEMENTS FOR ASARCO AND CYPRUS AMAX EXCHANGE
                      OFFERS DECLARED EFFECTIVE BY THE SEC
    ------------------------------------------------------------------------

         PHOENIX, AZ, September 2, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that the registration statements for its previously announced exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares have been declared effective by the Securities and Exchange Commission. Accordingly, Phelps Dodge intends to commence both exchange offers tomorrow, Friday, September 3, 1999.

         Under the terms of the Phelps Dodge exchange offers, Asarco shareholders would receive 0.4098 Phelps Dodge shares for each share of Asarco stock tendered and Cyprus Amax shareholders would receive 0.3135 Phelps Dodge shares for each share of Cyprus Amax stock tendered. The expiration date of the exchange offers will be 12:00 midnight, New York City time, on Friday, October 1, 1999 and may be extended from time to time by Phelps Dodge until the various conditions of the exchange offers have been satisfied or waived.

         "We are pleased to be able to take our exchange offers directly to Asarco and Cyprus Amax shareholders so quickly," said Douglas C. Yearley, Chairman and CEO of Phelps Dodge. "Under our offers, Asarco and Cyprus Amax shareholders will receive substantial premiums, a $2.00 annual dividend and the significant upside potential of the combined entity."

                                     -more-

         Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.


This news release is neither an offer to exchange nor a solicitation of an offer to exchange the common stock of Asarco or Cyprus Amax for common stock of Phelps Dodge. The offers will be made solely by means of Phelps Dodge's Prospectus and the related Letter of Transmittal. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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